Exhibit 99

FOR IMMEDIATE RELEASE

Summary:    Mercantile Bankshares Corporation—F&M Bancorp

Merger Approved by F&M Bancorp Shareholders

FREDERICK, MARYLAND, August 6, 2003 – The Special Meeting of Shareholders of F&M Bancorp (Nasdaq: FMBN) was held this morning at the corporate headquarters in Frederick, Maryland.

By an overwhelming vote, 96.9% of shares voting on the Board of Directors proposal to merge with Mercantile Bankshares Corporation (Nasdaq: MRBK) of Baltimore, Maryland, voted in favor of the merger. The necessary state and federal bank regulators have approved the merger between Mercantile Bankshares Corporation and F&M Bancorp. The merger of the holding companies is scheduled to become official on August 12, 2003. The per share cash consideration and the per share stock consideration that F&M Bancorp shareholders will receive will be announced after the close of the trading day on August 8, 2003. Shareholder elections are due to American Stock Transfer & Trust Company by 5:00 p.m. on Monday, August 11, 2003. The results of the shareholders’ elections for cash or stock merger consideration are expected to be available on August 15, 2003.

Edward J. Kelly III, Chairman, President and CEO of Mercantile Bankshares stated, “I am delighted at the enormous vote of confidence that the F&M shareholders have given this exciting combination. This acquisition is a valuable addition to our affiliate network, expanding our footprint in high growth markets. I have every expectation that this acquisition will not only better serve existing F&M and Mercantile customers, but yield returns for our shareholders over time.”

Investors and security holders may obtain a free copy of the proxy statement/prospectus and other documents filed by F&M Bancorp and Mercantile Bankshares Corporation with the SEC at the SEC’s web site at http://www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by F&M Bancorp by contacting Kaye Simmons, F&M Bancorp, 110 Thomas Johnson Drive, Frederick, MD 21702, telephone 888-694-4170 or from F&M Bancorp’s website at www.fmbn.com. Investors and security holders may obtain free copies of the documents filed with the SEC by Mercantile Bankshares Corporation by contacting David Borowy, Mercantile Bankshares Corporation, Two Hopkins Plaza, Baltimore, MD 21201, telephone: (410) 237-5900.

Mercantile Bankshares Corporation, with assets in excess of $11 billion, is a multi-bank holding company headquartered in Baltimore. It has 16 banking affiliates in Maryland, one banking affiliate in Delaware and three in Virginia.

Contact:

David E. Borowy

Investor Relations

410-347-8361

David.Borowy@mercantile.net